Exhibit 21.1

List of Subsidiaries of
McMoRan Exploration Co.

Entity	Organized	Name Under Which It Does Business

Freeport-McMoRan Energy LLC	Delaware	Same
McMoRan Oil & Gas LLC	Delaware	Same